UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2013

EXCEL TRUST, INC.

EXCEL TRUST, L.P.

(Exact name of registrant as specified in its charter)

Maryland	001-34698 (Excel Trust, Inc.)	27-1493212 (Excel Trust, Inc.)
Delaware	000-54962 (Excel Trust, L.P.)	27-1495445 (Excel Trust, L.P.)
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 613-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 8, 2013, Excel Trust, Inc., a Maryland corporation (the “Company”), and its operating partnership subsidiary, Excel Trust, L.P. (the “Operating Partnership”), entered into an amendment to the Operating Partnership’s Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as Administrative Agent, and certain other lenders party thereto (the “Amendment”). The Amendment amends the Operating Partnership’s unsecured revolving credit facility as follows.

The Amendment increases the initial amount of the revolving credit facility from $250.0 million to $300.0 million, which includes a $30.0 million swingline subfacility and a $30.0 million letter of credit subfacility. The Operating Partnership has the ability from time to time to increase the size of the revolving credit facility further by up to an additional $200.0 million to a total of $500.0 million, subject to receipt of lender commitments and other conditions precedent. The maturity date of the revolving credit facility has been extended from July 2016 to April 2018 and can be extended for an additional six months at the Operating Partnership’s option.

Pursuant to the Amendment, the interest rate on the revolving credit facility (which had been LIBOR plus a margin of 165 to 225 basis points, depending on the Operating Partnership’s leverage ratio) is now LIBOR plus a margin of 145 to 205 basis points, depending on the Operating Partnership’s leverage ratio. If in the future the Company obtains an investment-grade credit rating from S&P, Fitch or Moody’s, the interest rate would be LIBOR plus a margin of 90 to 170 basis points, depending on the Company’s credit rating. The Operating Partnership is obligated to pay a fee of 0.25% to 0.30% for any unused portion of the revolving credit facility, depending on the amount of the unused portion (or a fee of 0.15% to 0.30% on the full capacity of the facility if in the future the Company obtains an investment-grade credit rating from S&P, Fitch or Moody’s).

While most of the restrictive covenants applicable to the Company and the Operating Partnership under the revolving credit facility remain unchanged, the Amendment replaces the maximum ratio of recourse indebtedness to total asset value of 15% with a maximum ratio of secured recourse indebtedness to total asset value of 10%.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 8.01	Other Events.

On October 9, 2013, the Company announced that it had reached an agreement in principle for the Operating Partnership to issue $100.0 million in senior unsecured notes to Prudential Capital Group. It is anticipated that $75.0 million in principal amount of the notes will mature in 2020 and $25.0 million will mature in 2023, for a weighted average maturity of 7.8 years and a weighted average fixed interest rate of 4.6%. The Operating Partnership expects to use the proceeds upon completion of the proposed transaction to repay borrowings under its unsecured revolving credit facility and for general corporate purposes. The issuance of the notes is subject to customary conditions including the negotiation and execution of definitive loan documents. There can be no assurances that these conditions will be satisfied or that the issuance will occur on the terms described herein, or at all.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed herewith:

Exhibit	Description of Exhibit

10.1	First Amendment to Amended and Restated Credit Agreement, dated October 8, 2013, by and among Excel Trust, L.P., as Borrower, Excel Trust, Inc., as Parent, Wells Fargo Bank, National Association, as Administrative Agent, and certain other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: October 9, 2013	EXCEL TRUST, INC.

	By:	/s/ James Y. Nakagawa
Name: James Y. Nakagawa
Title: Chief Financial Officer

EXCEL TRUST, L.P.

	By:	Excel Trust, Inc.
Its General Partner

	By:	/s/ James Y. Nakagawa
Name: James Y. Nakagawa
Title: Chief Financial Officer

EXHIBITS

Exhibit	Description of Exhibit

10.1	First Amendment to Amended and Restated Credit Agreement, dated October 8, 2013, by and among Excel Trust, L.P., as Borrower, Excel Trust, Inc., as Parent, Wells Fargo Bank, National Association, as Administrative Agent, and certain other lenders party thereto.